UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WIND RIVER SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 WIND RIVER WAY

ALAMEDA, CA 94501

May 4, 2005

SUPPLEMENT TO PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2005

This supplement to the proxy statement of Wind River Systems, Inc. is being sent to you to clarify two items in Appendix A of the proxy statement that was mailed to stockholders on or about April 28, 2005. Appendix A of the proxy statement contains the form of 2005 Equity Incentive Plan to be voted on at Wind River’s Annual Meeting of Stockholders. The summary of the plan, beginning on page 14 of the proxy statement mailed to stockholders, correctly describes the plan. However, in order to accurately conform to the summary description of the plan, the form of the plan attached as Appendix A requires an additional sentence be included in the definition of “Performance Goals” and a number change in Section 3 regarding the recycling of shares available under the plan. The form of the 2005 Equity Incentive Plan, as corrected by this supplement to the proxy statement, will be the plan to be voted on at Wind River’s Annual Meeting of Stockholders.

1.    Definition of “Performance Goals”. The version of Appendix A of the proxy statement mailed to stockholders should include an additional sentence in the definition of performance goals on page A-4. The additional sentence is intended to provide that the Administrator of the plan will adjust any evaluation of performance under a performance goal to exclude (i) any extraordinary non-recurring items, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results. Accordingly, the definition of “Performance Goals” on page A-4 of the proxy statement is hereby restated in its entirety as follows:

“(ii)    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Operating Income, (g) Return on Assets, (h) Return on Equity, (i) Return on Sales, and (j) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.”

2.    Recycling of Shares Subject to the Plan. The version of Appendix A of the proxy statement mailed to the stockholders included a typographical error that stated that to the extent that an award under the plan that counted as 1.5 shares against the plan when it was issued is later recycled back into the plan, the plan will be credited with 2 shares. Appendix A should read that in such an event the plan will be credited with only 1.5 shares. Accordingly, the last sentence of the second paragraph of Section 3 on page A-5 of the proxy statement is hereby restated in its entirety to read as follows:

“To the extent that a Share that was subject to an Award that counted as 1.5 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan shall be credited with 1.5 Shares.”